UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2015

GOLDEN MINERALS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13627	26-4413382
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 Indiana Street, Suite 800

Golden, Colorado 80401

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:  (303) 839-5060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 9.01	Financial Statements and Exhibits.

Signature

Item 1.01                         Entry into a Material Definitive Agreement.

On July 15, 2015, Minera William S.A. de C.V. (“William”), a wholly owned subsidiary of Golden Minerals Company (the “Company”), entered into a master agreement and lease agreement (the “Lease Agreement”), effective as of July 1, 2015, with Minera Hecla, S.A. de C.V. (“Hecla”), a Mexican corporation and wholly owned subsidiary of Hecla Mining Company, a Delaware corporation.

Under the terms of the Lease Agreement, Hecla will lease the oxide processing plant and related buildings and facilities located at William’s Velardeña properties in the State of Durango, Mexico, for an initial term of 18 months from July 1, 2015 through December 31, 2016.  The Lease Agreement may be extended at Hecla’s request for two additional six-month terms ending on June 30, 2017 and December 31, 2017, but William may reject the second extension request if William elects to use the premises to process material produced from a property controlled by William or one of its affiliates.

Payments to William include an advance payment, monthly lease payments, and variable monthly per tonne payments determined by the amount of material processed through the plant.  Hecla will remit to William an advance payment of $500,000, plus applicable value-added taxes, within five days following (i) receipt of the environmental permits required for Hecla’s operations on the leased premises or (ii) Hecla’s determination of a permitting strategy reasonably expected to result in its receipt of such permits.  The advance payment will be applied against future scheduled monthly payments.  Hecla will make monthly lease payments, plus applicable value-added taxes, of $25,000 per month from July 1, 2015 through September 30, 2015, $50,000 per month from October 1, 2015 through December 31, 2015, and $125,000 per month from January 1, 2016, or earlier if certain plant water usage or processing rates are exceeded, until termination of the Lease Agreement.  Hecla will also pay William monthly payments of $22.00 per dry tonne processed through the plant, or $14.50 per tonne if Hecla completes an expansion of the tailings facility, plus value-added taxes, subject to certain adjustments, with a minimum monthly per tonne payment calculated at $22.00 on the basis of 6,000 dry tonnes processed for any month after January 1, 2016.  In addition, Hecla has agreed to provide William with a $1,000,000 letter of credit, bond or other financial instrument as security for Hecla’s obligations under the Lease Agreement.

Hecla may use up to a 80,000 cubic meters of tailings capacity for the disposal of waste material from its operations at the plant, and may expand the tailings facility at its own cost under a plan to be agreed by William and Hecla.  Hecla may terminate the Lease Agreement without penalty when the tailings capacity limit is reached if there is no agreement regarding or permits and approvals for a tailings facility expansion plan.

Hecla will operate, maintain and repair the plant and tailings and other leased facilities at its own expense, and is responsible for restoring the plant to its pre-lease condition at the end of the Lease Agreement. The Lease Agreement includes customary covenants regarding operating matters and termination provisions.  In addition, Hecla may terminate the Lease Agreement without penalty if Hecla is unable to operate the plant due to the lack of a contract with the union, a one-time catastrophic failure or maintenance issue resulting in costs in excess of $1.0 million to restore the plant to operation, or Hecla’s inability to use the plant for more than 90 continuous days after January 1, 2016 due to certain specified events including a labor strike, order of a government agency or unavailability of power or water that is not related to Hecla’s mining operation and not due to Hecla’s action or inaction.  If a catastrophic failure or maintenance problem of the type described above results from the negligence or misconduct of Hecla or its consultants or contractors, Hecla will be liable for the cost of repairing and restoring the premises to their original condition.  If Hecla has been unable to obtain the required environmental permits and licenses by March 31, 2016, then either Hecla or William may terminate the Agreement without penalty.  Hecla may also terminate the Lease Agreement for convenience prior to the end of the initial lease term, in which case Hecla is obligated to pay William an amount equal to the monthly lease payment of $125,000 per month for each month remaining in the initial lease term.

The foregoing description of the Lease Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01                         Financial Statements and Exhibits.

(d)               Exhibits.

Exhibit No.	Description
10.1	Master Agreement and Lease Agreement, dated as of July 1, 2015, between Minera William S.A. de C.V. and Minera Hecla, S.A. de C.V.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2015

Golden Minerals Company

	By:	/s/ Robert P. Vogels
	Name:	Robert P. Vogels
	Title:	Senior Vice President and Chief Financial
Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Master Agreement and Lease Agreement, dated as of July 1, 2015, between Minera William S.A. de C.V. and Minera Hecla, S.A. de C.V.